Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 82 to Registration Statement No. 811-04861 on Form N-1A of our report dated November 15, 2012 relating to the financial statements and financial highlights of Fidelity Money Market Central Fund, a fund of Fidelity Garrison Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Garrison Street Trust for the year ended September 30, 2012, and to the references to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts

March 26, 2013